UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2026

VROOM, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39315	90-1112566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4700 Mercantile Dr.
Fort Worth, Texas		76137
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (518) 535-9125

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	VRM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

United Auto Credit Securitization Trust 2026-2

The information set forth in Item 2.03 of this Current Report on Form 8-K under the heading “United Auto Credit Securitization Trust 2026-2” is incorporated by reference into this Item 1.01.

Amendment to Exchange and Subscription Agreement

The information set forth in Item 2.03 of this Current Report on Form 8-K under the heading “Amendment to Exchange and Subscription Agreement” is incorporated by reference into this Item 1.01. Except as expressly amended by the Amendment, the terms and conditions of the Exchange and Subscription Agreement remain in full force and effect.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

United Auto Credit Securitization Trust 2026-2

On October 15, 2026 (the “Closing Date”), United Auto Credit Corporation (“UACC”), a wholly owned subsidiary of the Company, entered into a series of agreements (the “ABS Transaction”). The ABS Transaction created, among other things, long-term obligations that are material to UACC. Pursuant to the ABS Transaction: (i) UACC sold to United Auto Credit Financing LLC (the “Depositor”), a wholly owned special purpose subsidiary of UACC, approximately $292,059,710 of subprime motor vehicle retail installment sales contracts (the “Receivables”), (ii) the Depositor subsequently sold the Receivables to United Auto Credit Securitization Trust 2026-2 (the “Trust”), a wholly owned special purpose subsidiary of the Depositor, (iii) the Trust issued $234,232,000 aggregate principal amount of asset-backed notes with the following characteristics (collectively, the “Notes”):

Notes	Initial Principal Amount	Interest Rate
Class A	$105,012,000	5.09%
Class B	$41,610,000	5.90%
Class C	$26,130,000	6.36%
Class D	$42,210,000	7.37%
Class E	$19,270,000	9.59%

and (iv) as security for the Notes, the Trust pledged the Receivables to Computershare Trust Company, N.A., as indenture trustee for the benefit of the noteholders (the “Indenture Trustee”).

The Trust is obligated to pay principal of and interest on the Notes on a monthly basis. Interest is payable at the fixed rates above on the outstanding principal balance of each class of the Notes. Principal is payable by fixed amounts and in certain circumstances as described in the ABS Transaction. For purposes of complying with the risk retention regulations in Regulation RR under the Securities Exchange Act of 1934, as amended, the Depositor initially retained at least 5% of the initial principal amount, as of the Closing Date, of each class of Notes and will retain such Notes to the extent required by Regulation RR for the duration of the transaction. The Notes are obligations solely of the Trust and are not obligations of UACC or the Depositor. None of the assets of the Trust, the Depositor or UACC are available to pay the obligations of any entity other than itself.

UACC will act as the servicer of the Receivables. As compensation for such servicing, UACC will receive a base monthly servicing fee of (i) one-twelfth, times (ii) 3.25% of the aggregate principal balance of the Receivables as of the beginning of the related collection period (or in the case of the first distribution date, as of the cut-off date), which is consistent with other similarly structured transactions and constitutes a fair and reasonable price for the obligations to be performed by UACC.

The ABS Transaction provides for certain events, referred to as “Events of Default,” including, but not limited to, failure by the Trust to pay principal or interest due on the Notes, material breach of representations or warranties or bankruptcy of the Trust. If such an Event of Default were to occur, the Indenture Trustee would have the right to accelerate the maturity of the Notes, declaring them immediately payable in full.

At such time as the aggregate outstanding principal balance of the Receivables is 10% or less of the initial aggregate balance of the Receivables, UACC will have the option to purchase the Trust estate at fair market value, provided that such purchase price is sufficient to cause the Notes to be redeemed and paid in full, and to cause other obligations of the Trust to be satisfied.

Amendment to Exchange and Subscription Agreement

On October 13, 2026, Vroom, Inc. (the “Company”) entered into a First Amendment (the “Amendment”) to the Exchange and Subscription Agreement, dated as of May 14, 2026 (the “Exchange and Subscription Agreement”), by and among the Company, the investors party thereto and Acquiom Agency Services LLC, as successor collateral agent. The Amendment, among other things, increases the aggregate commitments for the Company’s Senior Secured Delayed Draw Convertible Notes due 2032 (the “Convertible Notes”) from $50.0 million to $60.0 million. The increased commitments were provided by Mudrick Capital Management, L.P. (together with its affiliates, “Mudrick”) and Annox Capital, LLC (“Annox”). All other material terms of the Exchange and Subscription Agreement remain unchanged.

Mudrick is the controlling stockholder of the Company and Matthew J. Pietroforte, a Managing Director of Mudrick Capital Management, L.P., serves on the Company’s Board of Directors. Annox is controlled by Robert J. Mylod, Jr., an investor in the Company and the Independent Executive Chair of the Company’s Board of Directors. Each of Mudrick, Annox, Mr. Mylod and BofA Securities, Inc. is a holder of the Convertible Notes, which were issued in part in exchange for notes previously held by Mudrick, Annox and Mr. Mylod.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VROOM, INC.

Date:	October 15, 2026	By:	/s/ Thomas H. Shortt
Name: Thomas H. Shortt Title: Chief Executive Officer